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                                  [LETTERHEAD]

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE
MARCH 30, 2000

     SAUER INC. ANNOUNCES THAT PROPOSED COMBINATION WITH DANFOSS FLUID POWER
                    CLEARS U.S. AND GERMAN REGULATORY REVIEWS


AMES, IOWA, USA, MARCH 30, 2000--SAUER INC. (NYSE: SHS) today announced that its proposed combination with Danfoss Fluid Power has cleared both U.S. and German regulatory reviews necessary to complete the transaction. The transaction is pending approval of Sauer Inc. stockholders.

Sauer received notice on March 15, 2000, from the German Cartel Office that its pre-transaction notification filing received clearance for the transaction to proceed.

In the United States, the 30-day waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired without a request for additional information. Sauer Inc. said the period for reviews by the Federal Trade Commission and the Department of Justice expired at 11:59 p.m. Eastern Standard Time on March 23, 2000.

Sauer Inc. and Danfoss A/S announced they had entered negotiations on September 14, 1999. The Boards of Directors of both Sauer Inc. and Danfoss A/S have approved the transaction, a definitive agreement was entered into on January 22, 2000, and the stockholders of Sauer Inc. will vote on the combination at a special meeting to be held May 3, 2000. The transaction, which is subject to normal closing conditions, is expected to be completed shortly thereafter.

Sauer is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer has manufacturing and engineering capabilities in Europe, the United States and China, and has headquarters in both Neumunster, Germany and Ames, Iowa. Sauer's common stock is listed on the New York Stock Exchange under the symbol SHS and on the Frankfurt Exchange under the symbol SAR.



FOR FURTHER INFORMATION PLEASE CONTACT:

KENNETH D. MCCUSKEY
Treasurer and Secretary
Sauer Inc.
Ames, Iowa, USA
(515) 239-6364